Exhibit 99.1

CONTACTS:	Investors:
Anna Marie Dunlap
SVP Investor Relations
714-424-2678

Media:
Kent Jenkins
VP Public Affairs Communications
202-682-9494

Corinthian Colleges Reports

FY 14 First Quarter Results

SANTA ANA, Calif., November 5, 2013 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2013. The results for the quarter were within the Company’s previous guidance range for diluted earnings per share, and fell below guidance for new student enrollment and revenue. (Guidance is for continuing operations only and excludes all one-time charges. In the first quarter the Company recorded a $3.7 million impairment, facility closing and severance charge, and put four schools up for sale.)

“During the first quarter we continued to focus on student outcomes and initiatives to increase our student population and improve operational efficiency,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “In addition, we made further expense reductions to help offset the impact of a lower student population.”

“As expected, total new student enrollments declined quarter-over-quarter, the result of a decline in new online students,” Massimino said. “To help increase our online student population, we recently implemented new workforce management technology for the service centers and improved the alignment of staffing and call volume.  In addition, we are in the process of implementing a new academic model to create greater student engagement and retention. We believe these and other initiatives will help position Online for improved performance over time.”

“Our ground school new enrollments were up slightly quarter-over-quarter,” Massimino said. “Our growth initiatives for the ground schools include introducing new promotional programs in certain service areas, implementing new programs, and offering free GED programs at most Everest campuses. In addition, we continue to see higher new student enrollments in service areas where competitor school closures have occurred.”

“In the second quarter, we expect a decline in new enrollments, owing to Online’s on-going operational initiatives and regulatory delays in approving new ground school programs,” Massimino said. “In addition, we are transitioning to an in-house system for certain lead-management functions, which has temporarily reduced the quality and speed of prospective student inquiries delivered to our schools and online service centers. When fully implemented, we believe the new system will be more efficient and effective than the outside vendor used previously.”

Comparing the first quarter of fiscal 2014 with the same quarter of the prior year: (Note: results are for continuing operations only, and exclude impairment, facility closing and severance charges unless otherwise stated.)

•                  Net revenue was $365.0 million versus $402.0 million, a decrease of 9.2%.

•                  Total student population at September 30, 2013 was 80,032 versus 90,469 at September 30, 2012, a decrease of 11.5%.

•                  New student enrollments totaled 28,551 versus 31,058, a decrease of 8.1%.

•                  Operating loss was ($5.7) million, compared with operating income of $18.0 million, which excludes $3.7 million and $0.8 million in impairment and severance charges in Q1 14 and Q1 13, respectively.

•                  Loss from continuing operations (after tax) was ($7.9) million, compared with income from continuing operations of $7.8 million, excluding impairment, facility closing and severance charges in both periods.

•                  Net loss was $15.0 million, which includes a $2.2 million impairment, facility closing and severance charge, and a loss from discontinued operations of $4.9 million, compared with net income of $1.6 million, which included a $0.5 million impairment, facility closing and severance charge, and a loss from discontinued operations of $5.7 million.

•                  Diluted loss per share from continuing operations were $(0.09), versus diluted earnings per share of $0.09, excluding impairment, facility closing and severance charges of $0.03 per share in Q1 14 and $0.01 per share in Q1 13.

Financial Review —

Impairment, facility closing and severance charges - During Q1 14 we recorded a charge of $3.7 million versus a similar charge of $0.8 million in Q1 13. The charge was primarily related to severance expenses associated with workforce reductions.

Educational services expenses were 62.2% of revenue in Q1 14 versus 60.5% in Q1 13.  The increase was primarily due to a decrease in total student population (and revenue) relative to fixed costs. Bad debt was 4.9% of revenue in Q1 14 versus 4.8% of revenue in Q1 13.

Marketing and admissions expenses were 27.7% of revenue in Q1 14 versus 24.3% in Q1 13.  The increase is primarily the result of duplicative costs associated with bringing certain lead management services in-house and lower conversion rates.

General and administrative expenses were 11.6% of revenue in Q1 14 versus 10.7% in Q1 13.   The increase was primarily due to a decrease in total student population (and revenue) relative to fixed costs.

The operating margin was (1.6%) in Q1 14 versus 4.5% in Q1 13, excluding facility closing and severance charges in both time periods.

Cash and cash equivalents totaled $37.2 million at September 30, 2013, compared with $46.6 million at June 30, 2013.  The decrease in cash is primarily due to the timing of cash receipts and payments.

Debt and capital leases (including current portion) totaled $101.1 million at September 30, 2013, compared with $139.1 million at June 30, 2013.

Cash flow from operations was $41.0 million in the first quarter ended September 30, 2013, versus $20.4 million in the first quarter last year. The increase is primarily due to the timing of cash receipts and payments.

Capital expenditures were $12.9 million in the first quarter ended September 30, 2013.

Regulatory Update

California Attorney General Complaint — As previously disclosed in a Report on Form 8-K, on October 10, 2013 the California Attorney General (CAG) filed a civil complaint against the company. We have been cooperating with CAG’s investigation since it began in December 2012. We were disappointed that we were not given advance notice of the complaint, and did not have the opportunity to discuss the allegations with CAG before the complaint was filed.

The complaint contains allegations that paint a misleading and inaccurate picture of our company and schools. We are fully committed to providing quality career and technical education; to making every effort to help graduates find employment in their chosen fields; and to ensuring that students are treated fairly and honestly. Further, we have robust regulatory compliance systems in place. We plan to vigorously defend against this lawsuit, and look forward to making our case in court.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth
Q2 14	$375 - $385 million	$0.02 - $0.04	(7)% - (9)%
FY 14	n/a	$0.10 - $0.15	n/a

Conference Call Today

We will host a conference call today at 12:00 pm Eastern Time, to discuss first quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through November 11, 2013. The playback can be reached by dialing (800) 585-8367 and using passcode 14262272.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 107 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our initiatives to improve Online’s performance; our initiatives regarding offering free GED preparation programs; our expectation regarding competitor campus closures; our expectation regarding our new in-house system for certain lead management services; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the continuing negative effects from the loss of ATB students; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company, including the civil complaint filed by the California Attorney General; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended
	September 30,
	2013	2012
	(Unaudited)	(Unaudited)

Net revenues	$364,958	$402,037
Operating expenses:
Educational services	227,098	243,391
General and administrative	42,371	42,949
Marketing and admissions	101,200	97,706
Impairment, facility closing, and severance charges	3,654	761
Total operating expenses	374,323	384,807

Income (loss) from operations	(9,365)	17,230

Interest income	110	198
Interest expense	(1,806)	(1,292)
Other expense, net	(6,037)	(4,245)
Pre-tax income (loss) from continuing operations	(17,098)	11,891
Provision (benefit) for income taxes	(6,995)	4,584
Income (loss) from continuing operations	(10,103)	7,307
Loss from discontinued operations, net of tax	(4,851)	(5,729)
Net income (loss)	$(14,954)	$1,578

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$(0.12)	$0.09
Loss from discontinued operations	(0.05)	(0.07)
Net (loss) income	$(0.17)	$0.02

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$(0.12)	$0.08
Loss from discontinued operations	(0.05)	(0.06)
Net (loss) income	$(0.17)	$0.02

Weighted average number of common shares outstanding:
Basic	86,591	85,486
Diluted	86,591	86,194

Selected Consolidated Balance Sheet Data

	September 30,	June 30,
	2013	2013
	(Unaudited)

Cash and cash equivalents	$37,190	$46,596
Receivables, net (including long term notes receivable)	$185,852	$167,141
Current assets	$299,052	$286,068
Total assets	$1,060,644	$1,028,745
Current liabilities	$335,111	$251,246
Debt and capital leases (including current portion)	$101,110	$139,085
Total liabilities	$503,828	$457,903
Total stockholders’ equity	$556,816	$570,842